Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-123011, 333-123009 and 333-164686) and in the Registration Statements on Form S-3 (333-144349 and 333-129879) of our report dated October 14, 2011, except for Note 12 as to which the date is October 15, 2012 with respect to the consolidated financial statements of KMG Chemicals, Inc. (the “Company”) for the year ended July 31, 2011 included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2013.

/s/ UHY LLP

Houston, Texas

October 29, 2013